EXHIBIT 10.51
April 22, 1996



Mr. Craig S. Bushey
15A Collingham Gardens
SW5 London, ENGLAND  SW50HS

Dear Craig:

We are delighted that you have accepted our offer to join Flagstar as its Senior Vice President and President of its Hardee's division. This letter outlines and confirms the terms of our offer.

BASE SALARY

Your annual base salary will be $300,000.00, to be paid monthly (on the 18th of each month, or the nearest Thursday preceding the 18th, via direct deposit).

START DATE

You will report to work on or before May 15, 1996.

SIGN-ON BONUS

To assist you with your transition to Flagstar, and in recognition of certain rights and benefits you may be forfeiting by accepting our offer of employment, you will receive a signing bonus of $150,000.00. One-half of this amount ($75,000.00) will be paid to you as soon as practicable after you join us. The remainder will be paid to you in May, 1997. Applicable income and FICA taxes will be withheld from both payments. Should you leave the Company voluntarily within 12 months following your starting date, you agree to reimburse the Company the full amount.


ANNUAL INCENTIVE

You will participate in our annual Incentive Plan. For 1996, your target incentive will be 65% of your base salary, prorated based on your starting date. In addition, your 1996 bonus payout will be no less than $75,000.00. Applicable income and FICA taxes will be withheld. Payouts under this annual plan are dependent upon the achievement of predetermined goals, which are established annually.

Mr. Craig S. Bushey
April 22, 1996
Page 2


STOCK OPTIONS

We will recommend to the Compensation and Benefits Committee of the Board of Directors that you be granted the option to purchase 75,000 shares of Flagstar common stock at the greater of the stock's closing price on your starting date or $6.00 per share. These options will have a 10-year term and will vest 20% per year. These non-qualified options will be subject to other terms and conditions of the Company's Stock Option Plan.


BENEFITS

You will be eligible to enroll in our group benefits program (medical, dental, vision, group term life, LTD, etc.) with coverage effective on the first day of the month following 30 days of employment. Enclosed is more information about the options available under the program. In addition, effective on the next entry date (January 1, 1997) you will be eligible to participate in Flagstar's Deferred Compensation Plan, a non-qualified, pre-tax deferral plan. Information about that program is also enclosed. Finally, you will be eligible to participate in the Flagstar Pension Plan.


RELOCATION

We offer a comprehensive relocation program. I have enclosed a copy for your review.

Due to the complexities of your return to the United States, we also have agreed to (a) provide you (at our expense) with interim housing in Greenville/Spartanburg for 60 days; (b) provide storage of household goods for up to 1 year; (c) reimburse you for income tax and/or tax equalization liabilities you may incur, up to $25,000.00, unless a review of your tax situation by qualified tax experts indicates that a larger reimbursement amount is necessary to make you financially whole; (d) reimburse you, up to $50,000.00, for any penalties you may be legally found to owe Burger King as a result of your early exit from your current assignment; and (e) provide you with up to $5,000 of tax preparation assistance in 1996 and 1997. Any amounts payable under these relocation related provisions will be treated as compensation and taxes withheld.

Mr. Craig S. Bushey
April 22, 1996
Page 3

SEVERANCE AGREEMENT

In the event you are involuntarily terminated for a reason other than fraud, misconduct or illegal acts, you will receive a severance benefit equal to 24 months of your then-existing base pay.

The payment of any severance benefit to you under this letter agreement is conditioned upon your signing a release of claims against Flagstar and its affiliates in a form satisfactory to Flagstar, and any such payment under this agreement will be in lieu of any other severance plan or practice of the Company.

Craig, we are very pleased to offer you this position and are delighted you have decided to become part of our team.

If you are in agreement with these terms, please sign one copy of this letter and return it to me.

Very truly yours,


/s/ Stephen W. Wood
Stephen W. Wood
Senior Vice President
Human Resources


Enclosures (to follow in overnight mail)

cc: Jim Adamson
    Rhonda Parish

AGREED AND ACCEPTED:

/s/ Craig S. Bushey
-----------------------------         ---------------------
   Craig S. Bushey                          Date